Exhibit 99.1

Ramco-Gershenson Properties Announces Commencement of Common Share Offering

FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--May 16, 2012--Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that it has commenced an underwritten public offering of 5,500,000 common shares of beneficial interest. The Company will grant the underwriters a 30-day option to purchase up to an additional 825,000 common shares of beneficial interest.

Ramco-Gershenson intends to use the net proceeds from the offering to reduce outstanding borrowings under its revolving credit facility and to fund a portion of the consideration for the acquisition of four shopping centers located in Colorado, Missouri and Wisconsin, which were also announced today, as well as for general corporate purposes. The offering is not conditioned on the completion of the acquisitions.

BofA Merrill Lynch, J.P. Morgan and Stifel Nicolaus Weisel are acting as joint book-running managers for the offering. Comerica Securities, Inc. and The Huntington Investment Company are acting as co-managers.

This offering is being made pursuant to an effective shelf registration statement and related prospectus and preliminary prospectus supplement filed by the Company with the Securities and Exchange Commission. When available, copies of the prospectus and preliminary prospectus supplement for this offering may be obtained by contacting BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attention: Prospectus Department or by email at dg.prospectus_requests@baml.com; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by calling 1-866-803-9204; Stifel, Nicolaus & Company, Incorporated, One South Street, 15th Floor, Baltimore, MD 21202 or by calling (443)224-1988.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

ABOUT RAMCO-GERSHENSON PROPERTIES TRUST

Ramco-Gershenson Properties Trust (NYSE:RPT) is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) based in Farmington Hills, Michigan. Our primary business is the ownership and management of shopping centers in targeted markets in the Eastern and Midwestern regions of the United States. At March 31, 2012, the Company owned and managed a portfolio of 80 shopping centers and one office building with approximately 14.9 million square feet of gross leasable area owned by the Company or its joint ventures. The properties are located in Michigan, Florida, Ohio, Georgia, Missouri, Wisconsin, Illinois Indiana, New Jersey, Virginia, Maryland, and Tennessee.

This press release may contain forward-looking statements that represent the Company’s expectations and projections for the future. Management of Ramco-Gershenson believes the expectations reflected in any forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

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CONTACT:
Ramco-Gershenson Properties Trust
Dawn Hendershot, 248-592-6202
Director of Investor Relations and Corporate Communications